Exhibit 99.1

Contacts:	Alex Abraham (media)	Anne-Marie Megela (investors)
	Alex.Abraham@kraftheinz.com	anne-marie.megela@kraftheinz.com

KRAFT HEINZ REPORTS SECOND QUARTER 2024 RESULTS

Lowers Full Year Outlook for Organic Net Sales(1)(2) and Adjusted Operating Income(1)(2)
Reaffirms Full Year Outlook for Adjusted EPS(1)(2)
Second Quarter Highlights
•Net sales decreased 3.6%; Organic Net Sales(1) decreased 2.4%
•Gross profit margin increased 180 basis points to 35.4%; Adjusted Gross Profit Margin(1) increased 210 basis points to 35.5%
•Operating income decreased 62.1%; Adjusted Operating Income(1) increased 2.0%
•Diluted EPS was $0.08, down 90.1%; Adjusted EPS(1) was $0.78, down 1.3%
•Year-to-date net cash provided by operating activities was $1.7 billion, up 8.1%; Free Cash Flow(1) was $1.2 billion, up 8.7%
•Year-to-date return of capital to stockholders was $1.5 billion

PITTSBURGH & CHICAGO – July 31, 2024 – The Kraft Heinz Company (Nasdaq: KHC) (“Kraft Heinz” or the “Company”) today reported financial results for the second quarter of 2024.
“Our second quarter net sales growth came in lower than originally anticipated, as consumer sentiment remains cautious,” said Kraft Heinz CEO Carlos Abrams-Rivera. “While we are now expecting a more gradual top-line improvement in the back half of the year, we continue to unlock efficiencies that are allowing us to make accretive investments in our brands, grow profits, and drive future sales growth.”
“As we enter the second half of 2024, many drivers are giving us optimism for improved top-line trends. We are anticipating a continued ramp up of both innovation and renovation, particularly in North America Retail, and we are increasing our marketing investment to continue to drive brand superiority across our portfolio. In Away From Home and Emerging Markets, we expect to increase distribution through our go-to-market strategy and global activations. Finally, understanding that the consumer is looking for value, we will selectively increase investments in promotions.”

Abrams-Rivera continued, “We remain confident in our strategy and in the attractive categories in which we compete. We are committed to managing our business in a disciplined manner that preserves our ability to drive sustainable, long-term growth.”

Net Sales
In millions
	Net Sales			Organic Net Sales(1)
	June 29, 2024	July 1, 2023	% Chg vs PY	YoY Growth Rate	Price	Volume/Mix
For the Three Months Ended
North America	$4,921	$5,079	(3.1)%	(2.9)%	1.3 pp	(4.2) pp
International Developed Markets	885	932	(5.0)%	(3.9)%	(1.5) pp	(2.4) pp
Emerging Markets(a)	670	710	(5.7)%	3.4%	1.9 pp	1.5 pp
Kraft Heinz	$6,476	$6,721	(3.6)%	(2.4)%	1.0 pp	(3.4) pp

Net Sales
In millions
	Net Sales			Organic Net Sales(1)
	June 29, 2024	July 1, 2023	% Chg vs PY	YoY Growth Rate	Price	Volume/Mix
For the Six Months Ended
North America	$9,749	$9,964	(2.2)%	(2.1)%	1.9 pp	(4.0) pp
International Developed Markets	1,740	1,792	(2.9)%	(2.6)%	0.5 pp	(3.1) pp
Emerging Markets(a)	1,398	1,454	(3.8)%	4.4%	2.9 pp	1.5 pp
Kraft Heinz	$12,887	$13,210	(2.4)%	(1.5)%	1.8 pp	(3.3) pp
(a)    Emerging Markets represents the aggregation of our West and East Emerging Markets (“WEEM”) and Asia Emerging Markets (“AEM”) operating segments.

Net Income/(Loss) and Diluted EPS
In millions, except per share data
	For the Three Months Ended			For the Six Months Ended
	June 29, 2024	July 1, 2023	% Chg vs PY	June 29, 2024	July 1, 2023	% Chg vs PY
Gross profit	$2,294	$2,261	1.5%	$4,537	$4,374	3.7%
Operating income/(loss)	522	1,376	(62.1)%	1,824	2,619	(30.4)%
Net income/(loss)	100	998	(90.0)%	904	1,835	(50.7)%
Net income/(loss) attributable to common shareholders	102	1,000	(89.8)%	903	1,836	(50.8)%
Diluted EPS	$0.08	$0.81	(90.1)%	$0.74	$1.49	(50.3)%

Adjusted EPS(1)	0.78	0.79	(1.3)%	1.47	1.48	(0.7)%
Adjusted Operating Income(1)	$1,380	$1,351	2.0%	$2,645	$2,596	1.9%

Q2 2024 Financial Summary
•Net sales decreased 3.6 percent versus the year-ago period to $6.5 billion, including a negative 1.0 percentage point impact from foreign currency and a negative 0.2 percentage point impact from divestitures. Organic Net Sales(1) decreased 2.4 percent versus the prior year period. Price increased 1.0 percentage points versus the prior year period, with increases in the North America and Emerging Markets segments partially offset by lower price in International Developed Markets. Favorable price was primarily due to pricing taken in certain categories to mitigate higher input costs. Volume/mix declined 3.4 percentage points versus the prior year period, with declines in the North America and International Developed Markets segments partially offset by volume/mix growth in Emerging Markets. Unfavorable volume/mix was primarily due to waning consumer sentiment.
•Operating Income decreased 62.1 percent versus the year-ago period to $0.5 billion, primarily driven by non-cash impairment losses of $854 million in the current year period. Adjusted Operating Income(1) increased 2.0 percent versus the year-ago period to $1.4 billion, primarily driven by gross savings, including lower commodity and logistics costs, and higher pricing. This more than offset unfavorable volume/mix, increased selling, general and administrative expenses primarily driven by investments in marketing and technology, and an unfavorable impact from foreign currency (0.7 pp).
•Diluted EPS was $0.08, down 90.1 percent versus the prior year period, primarily driven by non-cash impairment losses in the current year period. Adjusted EPS(1) was $0.78, down 1.3 percent versus the prior year period, primarily driven by lapping a one-time tax benefit in the prior year associated with a net decrease in uncertain tax position reserves. The lapping of this one-time tax benefit more than offset higher Adjusted Operating Income, fewer shares outstanding, and favorable changes in other expense/(income).
•Year-to-date net cash provided by/(used for) operating activities was $1.7 billion, up 8.1 percent versus the year-ago period. This increase was primarily due to favorable improvements in working capital, predominantly within inventory and accounts payable, as well as higher Adjusted Operating Income. These impacts were partially offset by higher cash outflows for variable compensation in the 2024 period compared to the 2023 period. Free Cash Flow(1) was $1.2 billion, up 8.7 percent versus the prior year period, driven by the same net cash provided by/(used for) operating activities discussed above. These factors more than offset an increase of $35 million in capital expenditures in the current year.
•Capital Return: Year to date, the Company paid $969 million in cash dividends and repurchased $537 million of common stock. Of the $537 million in share repurchases in 2024, $350 million were repurchased under the Company’s publicly announced share repurchase program and $187 million were purchased to offset the dilutive effect of equity-based compensation. As of June 29, 2024, the Company had remaining authorization to repurchase $2.4 billion of common stock under the publicly announced share repurchase program.
Outlook
For fiscal year 2024, the Company now expects:

•Organic Net Sales(2) to be down 2 percent to flat versus the prior year, compared to the previous expectation of 0 to 2 percent growth.
•Adjusted Operating Income(2) growth of 1 to 3 percent versus the prior year, compared to the previous expectation of 2 to 4 percent growth. This contemplates expected Adjusted Gross Profit Margin(1)(2) expansion in the range of 75 to 125 basis points versus the prior year, compared to the previous expectation of 50 to 100 basis points versus the prior year.
•Adjusted EPS(2) growth of 1 to 3 percent, or in the range of $3.01 to $3.07, which is the same as prior expectations. The Company continues to expect an effective tax rate on Adjusted EPS to be in the range of 20 to 22 percent. Additionally, the Company expects an unfavorable impact of approximately $30 million within interest expense and other expense/(income) versus the prior year. The outlook does not contemplate any potential additional share repurchases in 2024.
End Notes
(1)Organic Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income, Adjusted EPS, and Free Cash Flow are non-GAAP financial measures. Please see discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information.
(2)Guidance for Organic Net Sales, Adjusted Gross Profit Margin, Adjusted Operating Income, and Adjusted EPS is provided on a non-GAAP basis only because certain information necessary to calculate the most comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of such items impacting comparability, including, but not limited to, the impact of currency, acquisitions and divestitures, divestiture-related license income, restructuring activities, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, equity award compensation expense, nonmonetary currency devaluation, and debt prepayment and extinguishment (benefit)/costs, among other items. Therefore, as a result of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of these measures without unreasonable effort.
Earnings Discussion and Webcast Information
A pre-recorded management discussion of The Kraft Heinz Company's second quarter 2024 earnings is available at ir.kraftheinzcompany.com. The Company will host a live question-and-answer session beginning today at 9:00 a.m. Eastern Daylight Time. A webcast of the session will be accessible at ir.kraftheinzcompany.com.
ABOUT THE KRAFT HEINZ COMPANY
We are driving transformation at The Kraft Heinz Company (Nasdaq: KHC), inspired by our Purpose, Let’s Make Life Delicious. Consumers are at the center of everything we do. With 2023 net sales of approximately $27 billion, we are committed to growing our iconic and emerging food and beverage brands on a global scale. We leverage our scale and agility to unleash the full power of Kraft Heinz across a portfolio of eight consumer-driven product platforms. As global citizens, we’re dedicated to making a sustainable, ethical impact while helping feed the world in healthy, responsible ways. Learn more about our journey by visiting www.kraftheinzcompany.com or following us on LinkedIn.

Forward-Looking Statements
This press release contains a number of forward-looking statements. Words such as “accelerate,” “anticipate,” “believe,” “commit,” “continue,” “expect,” “will,” “guidance,” and “outlook,” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company's plans, impacts of accounting standards and guidance, growth, legal matters, taxes, costs and cost savings, impairments, dividends, expectations, investments, innovations, opportunities, capabilities, execution, initiatives, and pipeline. These forward-looking statements reflect management's current expectations and are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company's control.
Important factors that may affect the Company's business and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, operating in a highly competitive industry; the Company’s ability to correctly predict, identify, and interpret changes in consumer preferences and demand, to offer new products to meet those changes, and to respond to competitive innovation; changes in the retail landscape or the loss of key retail customers; changes in the Company's relationships with significant customers or suppliers, or in other business relationships; the Company’s ability to maintain, extend, and expand its reputation and brand image; the Company’s ability to leverage its brand value to compete against private label products; the Company’s ability to drive revenue growth in its key product categories or platforms, increase its market share, or add products that are in faster-growing and more profitable categories; product recalls or other product liability claims; climate change and legal or regulatory responses; the Company’s ability to identify, complete, or realize the benefits from strategic acquisitions, divestitures, alliances, joint ventures, or investments; the Company's ability to successfully execute its strategic initiatives; the impacts of the Company's international operations; the Company's ability to protect intellectual property rights; the Company’s ability to realize the anticipated benefits from prior or future streamlining actions to reduce fixed costs, simplify or improve processes, and improve its competitiveness; the influence of the Company's largest stockholder; the Company's level of indebtedness, as well as our ability to comply with covenants under our debt instruments; additional impairments of the carrying amounts of goodwill or other indefinite-lived intangible assets; foreign exchange rate fluctuations; volatility in commodity, energy, and other input costs; volatility in the market value of all or a portion of the commodity derivatives we use; compliance with laws and regulations and related legal claims or regulatory enforcement actions; failure to maintain an effective system of internal controls; a downgrade in the Company's credit rating; the impact of sales of the Company's common stock in the public market; the impact of the Company’s share repurchases or any change in the Company’s share repurchase activity; the Company’s ability to continue to pay a regular dividend and the amounts of any such dividends; disruptions in the global economy caused by geopolitical conflicts, unanticipated business disruptions and natural events in the locations in which the Company or the Company's customers, suppliers, distributors, or regulators operate; economic and political conditions in the United States and in various other nations where the Company does business (including inflationary pressures, instability in financial institutions, general economic slowdown, recession, or a potential U.S. federal government shutdown); changes in the Company's management team or other key personnel and the Company's ability to hire or retain key personnel or a highly skilled and diverse global workforce; our dependence on information technology and systems, including service interruptions, misappropriation of data, or breaches of security; increased pension, labor, and people-related expenses; changes in tax laws and interpretations and the final determination of tax audits, including transfer pricing matters, and any related litigation; volatility of capital markets and other macroeconomic factors; and other factors. For additional information on these and other factors that could affect the Company's forward-looking statements, see the Company's risk factors, as they may be amended from time to time, set forth in its filings with the Securities and Exchange Commission (“SEC”). The Company disclaims and does not undertake any obligation to update, revise, or withdraw any forward-looking statement in this press release, except as required by applicable law or regulation.
We use our investor relations website, ir.kraftheinzcompany.com, as a routine channel for distribution of important, and often material, information about Kraft Heinz, including quarterly and annual earnings results and presentations, press releases and other announcements, webcasts, analyst presentations, investor days, sustainability initiatives, financial information, and corporate governance practices, as well as archives of past presentations and events. We encourage you to follow our investor relations website in addition to our filings with the SEC to receive timely information about the Company. The information on our website is not part of this press release and shall not be deemed to be incorporated by reference into any filings we make with the SEC.

Non-GAAP Financial Measures
The non-GAAP financial measures provided in this press release should be viewed in addition to, and not as an alternative for, results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
To supplement the financial information provided, the Company has presented Organic Net Sales, Adjusted Operating Income, Constant Currency Adjusted Operating Income, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income/(Loss), Adjusted EPS, Free Cash Flow, and Net Leverage which are considered non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net sales, net income/(loss), gross profit, diluted earnings per share (“EPS”), net cash provided by/(used for) operating activities, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.
Management uses these non-GAAP financial measures to assist in comparing the Company’s performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company’s underlying operations. The Company believes:
•Organic Net Sales, Adjusted Operating Income, Constant Currency Adjusted Operating Income, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income/(Loss), and Adjusted EPS provide important comparability of underlying operating results, allowing investors and management to assess the Company’s operating performance on a consistent basis; and
•Free Cash Flow and Net Leverage provide measures of the Company’s core operating performance, the cash-generating capabilities of the Company’s business operations, and are factors used in determining the Company’s borrowing capacity and the amount of cash available for debt repayments, dividends, acquisitions, share repurchases, and other corporate purposes.
Management believes that presenting the Company’s non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company’s business than could be obtained absent these disclosures.

Definitions
Organic Net Sales is defined as net sales excluding, when they occur, the impact of currency, acquisitions and divestitures, and a 53rd week of shipments. The Company calculates the impact of currency on net sales by holding exchange rates constant at the previous year's exchange rate, with the exception of highly inflationary subsidiaries, for which the Company calculates the previous year's results using the current year's exchange rate.
Adjusted Operating Income is defined as operating income/(loss) excluding, when they occur, the impacts of restructuring activities, deal costs, unrealized gains/(losses) on commodity hedges (the unrealized gains and losses are recorded in general corporate expenses until realized; once realized, the gains and losses are recorded in the applicable segment’s operating results), impairment losses, and certain non-ordinary course legal and regulatory matters. The Company also presents Adjusted Operating Income on a constant currency basis (Constant Currency Adjusted Operating Income). The Company calculates the impact of currency on Adjusted Operating Income by holding exchange rates constant at the previous year's exchange rate, with the exception of highly inflationary subsidiaries, for which it calculates the previous year's results using the current year's exchange rate.
Adjusted Gross Profit, Adjusted Net Income/(Loss), and Adjusted EPS are defined as gross profit, net income/(loss), and diluted earnings per share, respectively, excluding, when they occur, the impacts of restructuring activities, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, losses/(gains) on the sale of a business, other losses/(gains) related to acquisitions and divestitures (e.g., tax and hedging impacts), nonmonetary currency devaluation (e.g., remeasurement gains and losses), debt prepayment and extinguishment (benefit)/costs, and certain significant discrete income tax items (e.g., U.S. and non-U.S. tax reform), and including when they occur, adjustments to reflect preferred stock dividend payments on an accrual basis. Adjusted Gross Profit Margin is defined as Adjusted Gross Profit divided by net sales.
Net Leverage is defined as debt less cash, cash equivalents and short-term investments divided by Adjusted EBITDA. Adjusted EBITDA is defined as net income/(loss) from continuing operations before interest expense, other expense/(income), provision for/(benefit from) income taxes, and depreciation and amortization (excluding restructuring activities); in addition to these adjustments, the Company excludes, when they occur, the impacts of divestiture-related license income, restructuring activities, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, and equity award compensation expense (excluding restructuring activities).
Free Cash Flow is defined as net cash provided by/(used for) operating activities less capital expenditures. The use of this non-GAAP measure does not imply or represent the residual cash flow for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.

				Schedule 1
The Kraft Heinz Company Condensed Consolidated Statements of Income (in millions, except per share data) (Unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net sales	$6,476	$6,721	$12,887	$13,210
Cost of products sold	4,182	4,460	8,350	8,836
Gross profit	2,294	2,261	4,537	4,374
Selling, general and administrative expenses, excluding impairment losses	918	885	1,859	1,755
Goodwill impairment losses	854	—	854	—
Selling, general and administrative expenses	1,772	885	2,713	1,755
Operating income/(loss)	522	1,376	1,824	2,619
Interest expense	229	228	455	455
Other expense/(income)	(55)	(24)	(8)	(59)
Income/(loss) before income taxes	348	1,172	1,377	2,223
Provision for/(benefit from) income taxes	248	174	473	388
Net income/(loss)	100	998	904	1,835
Net income/(loss) attributable to noncontrolling interest	(2)	(2)	1	(1)
Net income/(loss) attributable to common shareholders	$102	$1,000	$903	$1,836

Basic shares outstanding	1,212	1,228	1,213	1,227
Diluted shares outstanding	1,216	1,235	1,219	1,235

Per share data applicable to common shareholders:
Basic earnings/(loss) per share	$0.08	$0.81	$0.74	$1.50
Diluted earnings/(loss) per share	0.08	0.81	0.74	1.49

					Schedule 2
The Kraft Heinz Company Reconciliation of Net Sales to Organic Net Sales For the Three Months Ended (dollars in millions) (Unaudited)
	Net Sales	Currency	Acquisitions and Divestitures	Organic Net Sales	Price	Volume/Mix
June 29, 2024
North America	$4,921	$(9)	$—	$4,930
International Developed Markets	885	(11)	—	896
Emerging Markets	670	(30)	2	698
Kraft Heinz	$6,476	$(50)	$2	$6,524

July 1, 2023
North America	$5,079	$—	$—	$5,079
International Developed Markets	932	—	—	932
Emerging Markets	710	19	16	675
Kraft Heinz	$6,721	$19	$16	$6,686

Year-over-year growth rates
North America	(3.1)%	(0.2) pp	0.0 pp	(2.9)%	1.3 pp	(4.2) pp
International Developed Markets	(5.0)%	(1.1) pp	0.0 pp	(3.9)%	(1.5) pp	(2.4) pp
Emerging Markets	(5.7)%	(7.0) pp	(2.1) pp	3.4%	1.9 pp	1.5 pp
Kraft Heinz	(3.6)%	(1.0) pp	(0.2) pp	(2.4)%	1.0 pp	(3.4) pp

					Schedule 3
The Kraft Heinz Company Reconciliation of Net Sales to Organic Net Sales For the Six Months Ended (dollars in millions) (Unaudited)
	Net Sales	Currency	Acquisitions and Divestitures	Organic Net Sales	Price	Volume/Mix
June 29, 2024
North America	$9,749	$(7)	$—	$9,756
International Developed Markets	1,740	(5)	—	1,745
Emerging Markets(a)	$1,398	$(46)	$12	$1,432
Kraft Heinz	$12,887	$(58)	$12	$12,933

July 1, 2023
North America	$9,964	$—	$—	$9,964
International Developed Markets	1,792	—	—	1,792
Emerging Markets(a)	$1,454	$49	$34	$1,371
Kraft Heinz	$13,210	$49	$34	$13,127

Year-over-year growth rates
North America	(2.2)%	(0.1) pp	0.0 pp	(2.1)%	1.9 pp	(4.0) pp
International Developed Markets	(2.9)%	(0.3) pp	0.0 pp	(2.6)%	0.5 pp	(3.1) pp
Emerging Markets(a)	(3.8)%	(6.6) pp	(1.6) pp	4.4%	2.9 pp	1.5 pp
Kraft Heinz	(2.4)%	(0.8) pp	(0.1) pp	(1.5)%	1.8 pp	(3.3) pp
(a)    Emerging Markets represents the aggregation of our WEEM and AEM operating segments.

				Schedule 4
The Kraft Heinz Company Reconciliation of Operating Income/(Loss) to Adjusted Operating Income (dollars in millions) (Unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Operating income/(loss)	$522	$1,376	1,824	2,619
Restructuring activities	3	(10)	—	(20)
Unrealized losses/(gains) on commodity hedges	1	(16)	(33)	(5)
Impairment losses	854	—	854	—
Certain non-ordinary course legal and regulatory matters	—	1	—	2
Adjusted Operating Income	$1,380	$1,351	$2,645	$2,596

Segment Adjusted Operating Income:
North America	$1,341	$1,247	$2,556	$2,456
International Developed Markets	126	140	262	247
Total Segment Adjusted Operating Income	1,467	1,387	2,818	2,703
Emerging Markets Segment Adjusted Operating Income(a)	66	97	148	198
General corporate expenses	(153)	(133)	(321)	(305)
Adjusted Operating Income	$1,380	$1,351	$2,645	$2,596
(a) Segment Adjusted Operating Income for Emerging Markets, which represents the combination of our WEEM and AEM operating segments, is defined and presented consistently with the Segment Adjusted Operating Income of our reportable segments - North America and International Developed Markets.

			Schedule 5
The Kraft Heinz Company Reconciliation of Adjusted Operating Income to Constant Currency Adjusted Operating Income For the Three Months Ended (dollars in millions) (Unaudited)
	Adjusted Operating Income	Currency	Constant Currency Adjusted Operating Income
June 29, 2024
North America	$1,341	$(2)	$1,343
International Developed Markets	126	—	126
Emerging Markets	66	(3)	69
General corporate expenses	(153)	—	(153)
Kraft Heinz	$1,380	$(5)	$1,385

July 1, 2023
North America	$1,247	$—	$1,247
International Developed Markets	140	—	140
Emerging Markets	97	3	94
General corporate expenses	(133)	—	(133)
Kraft Heinz	$1,351	$3	$1,348

Year-over-year growth rates
North America	7.5%	(0.2) pp	7.7%
International Developed Markets	(10.0)%	(0.2) pp	(9.8)%
Emerging Markets	(32.7)%	(6.6) pp	(26.1)%
General corporate expenses	15.3%	(0.4) pp	15.7%
Kraft Heinz	2.0%	(0.7) pp	2.7%

			Schedule 6
The Kraft Heinz Company Reconciliation of Adjusted Operating Income to Constant Currency Adjusted Operating Income For the Six Months Ended (dollars in millions) (Unaudited)
	Adjusted Operating Income	Currency	Constant Currency Adjusted Operating Income
June 29, 2024
North America	$2,556	$(1)	$2,557
International Developed Markets	262	4	258
Emerging Markets	148	(7)	155
General corporate expenses	(321)	(1)	(320)
Kraft Heinz	$2,645	$(5)	$2,650

July 1, 2023
North America	$2,456	$—	$2,456
International Developed Markets	247	—	247
Emerging Markets	198	9	189
General corporate expenses	(305)	—	(305)
Kraft Heinz	$2,596	$9	$2,587

Year-over-year growth rates
North America	4.0%	(0.1) pp	4.1%
International	6.4%	1.6 pp	4.8%
Emerging Markets	(25.4)%	(7.7) pp	(17.7)%
General corporate expenses	5.1%	0.2 pp	4.9%
Kraft Heinz	1.9%	(0.6) pp	2.5%

										Schedule 7
The Kraft Heinz Company Reconciliation of GAAP Results to Non-GAAP Results (dollars in millions) (Unaudited)
	For the Three Months Ended
	June 29, 2024
	Gross profit	Selling, general and administrative expenses	Operating income/(loss)	Interest expense	Other expense/(income)	Income/(loss) before income taxes	Provision for/(benefit from) income taxes	Net income/(loss)	Net income/(loss) attributable to noncontrolling interest	Net income/(loss) attributable to common shareholders	Diluted EPS
GAAP Results	$2,294	$1,772	$522	$229	$(55)	$348	$248	$100	$(2)	$102	$0.08
Items Affecting Comparability
Restructuring activities	1	(2)	3	—	1	2	—	2	—	2	—
Unrealized losses/(gains) on commodity hedges	1	—	1	—	—	1	1	—	—	—	—
Impairment losses	—	(854)	854	—	—	854	—	854	—	854	0.70
Losses/(gains) on sale of business	—	—	—	—	1	(1)	13	(14)	—	(14)	—
Nonmonetary currency devaluation	—	—	—	—	(1)	1	—	1	—	1	—
Adjusted Non-GAAP Results	$2,296		$1,380					$943			$0.78

										Schedule 8
The Kraft Heinz Company Reconciliation of GAAP Results to Non-GAAP Results (dollars in millions) (Unaudited)
	For the Three Months Ended
	July 1, 2023
	Gross profit	Selling, general and administrative expenses	Operating income/(loss)	Interest expense	Other expense/(income)	Income/(loss) before income taxes	Provision for/(benefit from) income taxes	Net income/(loss)	Net income/(loss) attributable to noncontrolling interest	Net income/(loss) attributable to common shareholders	Diluted EPS
GAAP Results	$2,261	$885	$1,376	$228	$(24)	$1,172	$174	$998	$(2)	$1,000	$0.81
Items Affecting Comparability
Restructuring activities	(6)	4	(10)	—	—	(10)	(2)	(8)	—	(8)	(0.01)
Unrealized losses/(gains) on commodity hedges	(16)	—	(16)	—	—	(16)	(3)	(13)	—	(13)	(0.01)
Certain non-ordinary course legal and regulatory matters	—	(1)	1	—	—	1	—	1	—	1	—
Losses/(gains) on sale of business	—	—	—	—	(1)	1	—	1	—	1	—
Nonmonetary currency devaluation	—	—	—	—	(15)	15	—	15	—	15	0.01
Certain significant discrete income tax items	—	—	—	—	—	—	17	(17)	—	(17)	(0.01)
Adjusted Non-GAAP Results	$2,239		$1,351					$977			$0.79

										Schedule 9
The Kraft Heinz Company Reconciliation of GAAP Results to Non-GAAP Results (dollars in millions) (Unaudited)
	For the Six Months Ended
	June 29, 2024
	Gross profit	Selling, general and administrative expenses	Operating income/(loss)	Interest expense	Other expense/(income)	Income/(loss) before income taxes	Provision for/(benefit from) income taxes	Net income/(loss)	Net income/(loss) attributable to noncontrolling interest	Net income/(loss) attributable to common shareholders	Diluted EPS
GAAP Results	$4,537	$2,713	$1,824	$455	$(8)	$1,377	$473	$904	$1	$903	$0.74
Items Affecting Comparability
Restructuring activities	2	2	—	—	1	(1)	(1)	—	—	—	—
Unrealized losses/(gains) on commodity hedges	(33)	—	(33)	—	—	(33)	(7)	(26)	—	(26)	(0.02)
Impairment losses	—	(854)	854	—	—	854	—	854	—	854	0.70
Losses/(gains) on sale of business	—	—	—	—	(79)	79	25	54	—	54	0.05
Nonmonetary currency devaluation	—	—	—	—	(4)	4	—	4	—	4	—
Adjusted Non-GAAP Results	$4,506		$2,645					$1,790			$1.47

										Schedule 10
The Kraft Heinz Company Reconciliation of GAAP Results to Non-GAAP Results (dollars in millions) (Unaudited)
	For the Six Months Ended
	July 1, 2023
	Gross profit	Selling, general and administrative expenses	Operating income/(loss)	Interest expense	Other expense/(income)	Income/(loss) before income taxes	Provision for/(benefit from) income taxes	Net income/(loss)	Net income/(loss) attributable to noncontrolling interest	Net income/(loss) attributable to common shareholders	Diluted EPS
GAAP Results	$4,374	$1,755	$2,619	$455	$(59)	$2,223	$388	$1,835	$(1)	$1,836	$1.49
Items Affecting Comparability
Restructuring activities	—	20	(20)	—	(2)	(18)	(3)	(15)	—	(15)	(0.01)
Unrealized losses/(gains) on commodity hedges	(5)	—	(5)	—	—	(5)	(1)	(4)	—	(4)	—
Certain non-ordinary course legal and regulatory matters	—	(2)	2	—	—	2	—	2	—	2	—
Losses/(gains) on sale of business	—	—	—	—	(2)	2	—	2	—	2	—
Nonmonetary currency devaluation	—	—	—	—	(18)	18	—	18	—	18	0.01
Certain significant discrete income tax items	—	—	—	—	—	—	17	(17)	—	(17)	(0.01)
Adjusted Non-GAAP Results	$4,369		$2,596					$1,821			$1.48

			Schedule 11
The Kraft Heinz Company Adjusted Gross Profit Margin (dollars in millions) (Unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Adjusted Gross Profit	$2,296	$2,239	$4,506	$4,369
Net sales	6,476	6,721	12,887	13,210

Adjusted Gross Profit Margin	35.5%	33.3%	35.0%	33.1%

		Schedule 12
The Kraft Heinz Company Key Drivers of Change in Adjusted EPS (Unaudited)
	For the Three Months Ended
	June 29, 2024	July 1, 2023	$ Change
Key drivers of change in Adjusted EPS:
Results of operations(a)(b)	$0.94	$0.92	$0.02
Interest expense	(0.16)	(0.16)	—
Other expense/(income)	0.04	0.03	0.01
Effective tax rate	(0.05)	—	(0.05)
Effect of share repurchases	0.01	—	0.01
Adjusted EPS	$0.78	$0.79	$(0.01)
(a) Includes non-cash amortization of definite-lived intangible assets, which accounted for a negative impact to Adjusted EPS from results of operations of $0.04 for the three months ended June 29, 2024 and July 1, 2023.
(b) Includes divestiture-related license income, which accounted for a benefit to Adjusted EPS from results of operations of $0.01 for the three months ended June 29, 2024 and July 1, 2023.

		Schedule 13
The Kraft Heinz Company Key Drivers of Change in Adjusted EPS (Unaudited)
	For the Six Months Ended
	June 29, 2024	July 1, 2023	$ Change
Key drivers of change in Adjusted EPS:
Results of operations(a)(b)	$1.76	$1.73	$0.03
Interest expense	(0.30)	(0.30)	—
Other expense/(income)	0.05	0.05	—
Effective tax rate	(0.06)	—	(0.06)
Effect of share repurchases	0.02	—	0.02
Adjusted EPS	$1.47	$1.48	$(0.01)
(a) Includes non-cash amortization of definite-lived intangible assets, which accounted for a negative impact to Adjusted EPS from results of operations of $0.09 for the six months ended June 29, 2024 and $0.08 for the six months ended July 1, 2023.
(b) Includes divestiture-related license income, which accounted for a benefit to Adjusted EPS from results of operations of $0.02 for the six months ended June 29, 2024 and July 1, 2023.

	Schedule 14
The Kraft Heinz Company Condensed Consolidated Balance Sheets (in millions, except per share data) (Unaudited)
	June 29, 2024	December 30, 2023
ASSETS
Cash and cash equivalents	$900	$1,400
Trade receivables, net	2,160	2,112
Inventories	3,573	3,614
Prepaid expenses	273	234
Other current assets	624	566
Assets held for sale	—	3
Total current assets	7,530	7,929
Property, plant and equipment, net	7,038	7,122
Goodwill	29,501	30,459
Intangible assets, net	42,347	42,448
Other non-current assets	2,381	2,381
TOTAL ASSETS	$88,797	$90,339
LIABILITIES AND EQUITY
Current portion of long-term debt	669	638
Accounts payable	4,448	4,627
Accrued marketing	724	733
Interest payable	260	258
Other current liabilities	1,385	1,781
Total current liabilities	7,486	8,037
Long-term debt	19,265	19,394
Deferred income taxes	10,173	10,201
Accrued postemployment costs	137	143
Long-term deferred income	1,400	1,424
Other non-current liabilities	1,305	1,418
TOTAL LIABILITIES	39,766	40,617
Redeemable noncontrolling interest	10	34
Equity:
Common stock, $0.01 par value	12	12
Additional paid-in capital	52,086	52,037
Retained earnings/(deficit)	1,297	1,367
Accumulated other comprehensive income/(losses)	(2,738)	(2,604)
Treasury stock, at cost	(1,762)	(1,286)
Total shareholders' equity	48,895	49,526
Noncontrolling interest	126	162
TOTAL EQUITY	49,021	49,688
TOTAL LIABILITIES AND EQUITY	$88,797	$90,339

	Schedule 15
The Kraft Heinz Company Condensed Consolidated Statements of Cash Flows (in millions) (Unaudited)
	For the Six Months Ended
	June 29, 2024	July 1, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$904	$1,835
Adjustments to reconcile net income/(loss) to operating cash flows:
Depreciation and amortization	469	436
Amortization of postemployment benefit plans prior service costs/(credits)	(4)	(7)
Divestiture-related license income	(27)	(27)
Equity award compensation expense	65	77
Deferred income tax provision/(benefit)	(48)	(34)
Postemployment benefit plan contributions	(9)	(11)
Goodwill and intangible asset impairment losses	854	—
Nonmonetary currency devaluation	4	18
Loss/(gain) on sale of business	79	2
Other items, net	(56)	(26)
Changes in current assets and liabilities:
Trade receivables	(113)	(114)
Inventories	(101)	(232)
Accounts payable	(40)	(156)
Other current assets	(114)	(2)
Other current liabilities	(150)	(175)
Net cash provided by/(used for) operating activities	1,713	1,584
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(543)	(508)
Proceeds from sale of business, net of cash disposed and working capital adjustments	3	—
Payments to acquire intangible assets	(140)	—
Other investing activities, net	48	33
Net cash provided by/(used for) investing activities	(632)	(475)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(606)	(822)
Proceeds from issuance of long-term debt	593	657
Dividends paid	(969)	(982)
Repurchases of common stock	(537)	(38)
Other financing activities, net	(46)	(2)
Net cash provided by/(used for) financing activities	(1,565)	(1,187)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(18)	(14)
Cash, cash equivalents, and restricted cash
Net increase/(decrease)	(502)	(92)
Balance at beginning of period	1,404	1,041
Balance at end of period	$902	$949

	Schedule 16
The Kraft Heinz Company Reconciliation of Net Cash Provided By/(Used For) Operating Activities to Free Cash Flow (in millions) (Unaudited)
	For the Six Months Ended
	June 29, 2024	July 1, 2023
Net cash provided by/(used for) operating activities	$1,713	$1,584
Capital expenditures	(543)	(508)
Free Cash Flow	$1,170	$1,076

Adjusted Net Income/(Loss)	$1,790	$1,821
Free Cash Flow Conversion	65%	59%